Exhibit 99.1

NEXAIRA ANNOUNCES CLOSING OF PRIVATE PLACEMENT
OF CONVERTIBLE NOTE AND WARRANT

San Diego, CA – August 26, 2010 - Nexaira Wireless Inc. (“Nexaira”) (OTCBB: NXWI) announces that it completed a private placement for total gross proceeds of US$400,000. Nexaira issued to Gemini Master Fund, Ltd. (“Gemini”) a convertible note (the “Note”) in the face amount of US$400,000 and a three-year warrant.

The Note bears interest at the rate of 10% per annum and has a maturity date of July 31, 2011. Nexaira’s subsidiaries have guaranteed repayment of the Note. The Note entitles Gemini to convert, any time after February 20, 2011 until maturity, all or any part of the outstanding principal, plus accrued but unpaid interest thereon, into shares of common stock of our company at a conversion price equal to the lesser of (i) $0.50 and (ii) 80% of the average of the three lowest daily VWAPs (as defined in the Note) during the twenty (20) consecutive trading days immediately preceding the applicable conversion date (the “VWAP Price”). If the VWAP Price is less than the floor price of $0.40, then Nexaira has the option to pay in cash an amount equal to the market price multiplied by the difference between the number of shares that it would have had to issue at the price below the floor price less the number of shares actually issued at the floor price.

The warrant entitles Gemini to purchase 333,333 shares of common stock of Nexaira at an exercise price of $0.50 per share (subject to adjustment) until August 20, 2013 .

The securities offered will not be registered under the United States Securities Act of 1933 (the “Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

About Nexaira Wireless

Nexaira’s routing solutions are simple to install yet provide the advanced management and business class features demanded by the most sophisticated users. Nexaira’s wireless devices are ideal for high availability applications acting as the primary router for wireless, DSL, landline or cable networks or can be used to provide complete device and network redundancy in wide area network-failover/ fail back applications. For further information on how Nexaira is uniquely positioned to bridge the gap between wireline to wireless services and provide assurance that business operations continue during wireline network service interruptions, visit our website at www.nexaira.com.

Nexaira Wireless, Inc.
Ralph Proceviat
604-682-5629
rproceviat@nexaira.com